Exhibit 99.1

Advanta Receives NASDAQ Notice Related to Minimum Bid Price

SPRING HOUSE, Pa.--(BUSINESS WIRE)--September 18, 2009--Advanta Corp. (NASDAQ:ADVNB; ADVNA) today announced that it received an expected letter from The NASDAQ Stock Market, LLC (“NASDAQ”), as described in the Company’s second quarter Form 10-Q filing, stating that the Company is no longer in compliance with the continued listing requirements for The NASDAQ Global Select Market. The common stock classes of the company (Class A and Class B) are separately deficient as a result of each having closing bid prices below the $1.00 minimum requirement for 30 consecutive business days. This requirement is provided for in Marketplace Rules 5450 and 5460.

The Company can regain compliance related to this requirement on either or both stock classes if, at any time before March 15, 2010, the closing bid price is at or above the $1.00 minimum for at least ten consecutive business days. Each common stock class will be separately measured for compliance. During this time, both classes of stock will continue to be listed and traded on the Global Select Market of NASDAQ.

The Company intends to monitor the closing bid price for each stock class and will consider whether to implement any available options to regain compliance with the continued listing requirements.

About Advanta

Advanta manages one of the nation’s largest portfolios of credit card receivables (through Advanta Bank Corp.) in the small business market. Founded in 1951, Advanta has long been an innovator in developing and introducing many of the marketing techniques that are common in the financial services industry today. Learn more about Advanta at www.advanta.com.

This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties is the risk that one or both of the Company’s classes of common stock are delisted before March 15, 2010 or any appeal process is completed because one or both of the Company’s classes of common stock fails to satisfy or comply with another listing requirement or standard, such as the minimum market value of publicly held shares requirement. The cautionary statements provided above are being made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act for any such forward-looking information. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

CONTACT:
Advanta Corp.
Amy B. Holderer
Vice President, Investor & Media Relations
215-444-5335
aholderer@advanta.com